EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	David S. Graziosi
Chief Financial Officer
832-366-2508

RESOLUTION PERFORMANCE PRODUCTS LLC FIRST QUARTER 2005 RESULTS EXCEED ANALYST EXPECTATIONS

HOUSTON, May 16, 2005 – Resolution Performance Products LLC, a leading worldwide manufacturer and developer of epoxy resins, today reported its financial results for the first quarter of 2005. The first quarter 2005 results include total revenues of $313 million, operating income of $30 million and EBITDA of $44 million. Total revenues increased $90 million, operating income increased $24 million, and EBITDA increased $26 million as compared to the first quarter of 2004. Compared to the fourth quarter 2004 results, total revenues increased $25 million, operating income increased $16 million and EBITDA increased $18 million.

“We are pleased that the efforts of our talented and dedicated employees are reflected in these positive results. Our actions in the marketplace and cost containment programs have allowed the business to achieve what management believes is a sustainable level of profitability,” said Marvin O. Schlanger, Chairman and CEO. “We will continue to work with our customers to ensure adequate supply of product in the future and to bring new products and technologies to the market which will build value through the entire chain,” Schlanger added.

Resolution Performance Products will not be hosting an investor conference call to discuss its results for the quarter due to the previously announced pending merger with Borden Chemical, Inc. and Resolution Specialty Materials LLC, and the related registration by Borden Chemical, Inc.

Resolution Performance Products is a leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. Versatic acids and derivatives are specialty products which complement our epoxy resin product offerings in coatings, adhesives and construction applications. The Company, with approximately 950 employees, has operations in the United States, Europe and Asia. Additional information about the Company and annual, quarterly and current report filings are available on its website at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (file No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC

Consolidated Statements of Operations

(in millions of U.S. dollars)

	(Unaudited) Three months ended March 31,
	2005	2004
		(Restated) (2)
Revenues	$312	$222
Other revenues	1	1
Total	313	223

Costs and expenses:
Purchase and other variable costs	206	156
Operating expenses	35	31
Selling, general and administrative	23	13
Depreciation and amortization	14	12
Research and development	5	5
Total	283	217

Operating income	30	6

Interest expense, net	21	20

Income (loss) before income taxes	9	(14)
Income tax expense	8	—
Net income (loss)	1	(14)

EBITDA (1)	$44	$18

(1)          EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under United States generally accepted accounting principles and EBITDA (in millions of U. S. dollars):

	1st Qtr 2005	1st Qtr 2004
		(Restated) (2)
Net income (loss)	$1	$(14)
Income tax expense	8	—
Interest expense, net	21	20
Depreciation and amortization	14	12

EBITDA	$44	$18

(2)   As previously disclosed in Note 2. “Significant Accounting Policies - Restatement” to the consolidated financial statements contained in the Company’s 2004 Annual Report on Form 10-K, amounts for the three months ended March 31, 2004 reflect adjustments in the deferred tax accounts and related valuation allowance. These adjustments during such reporting period had no impact on cash used by operating activities, operating income, income before taxes or the Company’s ability to realize ultimately the benefits from its deferred tax assets if it generates taxable income in future periods.  Accordingly, the Company has restated herein the financial information for the three months ended March 31, 2004.